Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

MEMBER AMENDED AND RESTATED
ETHANOL MARKETING AGREEMENT

THIS AGREEMENT, entered into as of this 27th day of August, 2012, and effective as of October 1, 2012 ("Effective Date") by and between RPMG, Inc., a Minnesota corporation ("RPMG"); and Red Trail Energy, LLC, a North Dakota limited liability company ("Member").

WITNESSETH:

WHEREAS, RPMG is a Minnesota corporation engaged in the business of marketing ethanol for the members of Renewable Products Marketing Group, LLC ("LLC") and others; and

WHEREAS, Member is the operator of a plant in Richardton, North Dakota for the production of ethanol (the "Facility") and is a member of LLC; and

WHEREAS, as a condition to its membership in LLC, Member has agreed to market all of the ethanol intended for fuel use produced by Member at the Facility ("Ethanol") through RPMG and RPMG has agreed to market such Ethanol production; and

WHEREAS, the parties desire to enter into this Agreement, for purposes of setting out the terms and conditions of the marketing arrangement;

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.    Exclusive Marketing Representative. RPMG shall, subject to the terms and conditions of this Agreement, be the sole marketing representative for the entire Ethanol production of Member at the Facility during the term of this Agreement other than limited sales of E85 or other blendstock locally.

2.    Ethanol Specifications. All of the Ethanol produced by Member at the Facility for marketing by RPMG will, when delivered to a common carrier by Member, conform to the specifications described in the bill of lading, which may be A.S.T.M. D-4806 or such other specifications that may be, from time to time, promulgated by the industry for Ethanol.

3.    Purchaser/Seller. Except as otherwise provided in Section 1, Member shall sell to RPMG and RPMG shall purchase and market all Ethanol produced by Member at the Facility during the term of this Agreement. Delivery by Member to RPMG of all such Ethanol shall be made at the time the Ethanol crosses the loading flange at the Facility to either a railcar and/or tank truck; provided, however, if the annual production capacity at the Facility is in excess of 80 million gallons then delivery by Member to RPMG for Ethanol shipped by unit train ("Large Facility Unit Train") shall be made when RPMG receives the shipping documentation for the Large Facility Unit Train. Title to the Ethanol shall pass to RPMG when delivered as provided in this Section 3. The Ethanol will be marketed by RPMG as described in Section 7 below.

4.    Risk of Loss. RPMG shall be responsible for and shall bear the risk of loss of (subject to the terms of this Agreement) the Ethanol marketed for Member by RPMG from the time the product crosses the loading flange at the Facility in either a railcar or tank truck, provided that for Large Facility Unit Trains RPMG shall be responsible for and shall bear the risk of loss for Ethanol shipped by Large Facility Unit Train from the time that RPMG receives the shipping documentation for the Large Facility Unit Train.

5.    Specific Marketing Tasks. RPMG shall be responsible for and shall have complete discretion in the marketing, sale and delivery of all Ethanol produced by the Facility during the term of this Agreement, including, but not limited to:

•	Scheduling sufficient railcar, tank trucks and other transport;

•	Negotiating the rates and tariffs to be charged for delivery of production to the customer;

•	Promoting and advertising the sale of Ethanol;

•	Tracking delivery;

•	Negotiation of all purchase agreements with customers and any complaints in connection therewith;

•	Accounting for all sales and related expenses and collection of accounts, including any legal collection procedures as may be necessary; and

•	Hedging long and short Ethanol positions for the benefit of all Member participants and non-member participants in the Corridor Marketing Model.

6.    Negotiation of Ethanol Price. RPMG will use commercially reasonable efforts to obtain the best price for all Ethanol sold by it subject to the terms of this Agreement. RPMG shall have complete discretion to fix the price, terms and conditions of the sale of Member's Ethanol production that is sold and marketed as Indexed Gallons. RPMG shall obtain Member's prior approval of all sales of Ethanol from the Facility on a fixed price.

7.    Ethanol Marketing. A Member may elect in accordance with RPMG's fixed price program prior to the delivery of Ethanol to have RPMG market and purchase Ethanol from Member on a fixed price ("Fixed Price Gallons"), or, if no such election is made with respect to any Ethanol, RPMG shall market and purchase the Ethanol production of Member as Indexed Gallons. All Ethanol other than Fixed Price Gallons shall be deemed "Indexed Gallons,"

(a)     Fixed Price Gallons. For the Fixed Price Gallons, RPMG shall purchase Fixed Price Gallons of Ethanol from the Member at a price per net gallon as agreed upon by RPMG and Member. Member's confirmation of the sale terms of Fixed Price Gallons shall be provided by SharePoint, e-mail or other written communication means (the "Confirmation"). RPMG shall pay Member for Fixed Price Gallons in an amount equal to the FOB fixed price multiplied by the number of Fixed Price Gallons of Ethanol delivered by Member to RPMG for the period less any applicable costs allocated to the Fixed Price Gallons calculated in the same manner as determined under the then applicable Corridor Netback Model (the "Net Fixed Price"). In addition to any other rights or remedies set forth herein, if Member fails to deliver any or all of the Fixed Price Gallons on the terms set forth on a Confirmation, RPMG shall be entitled to all remedies available at law or in equity, including damages, specific performances and/or attorneys' fees and costs, and RPMG shall be under a duty to mitigate damages.

(b)    Indexed Gallons. RPMG will market the aggregate production of the Indexed Gallons of contracting producers participating in the Corridor Netback Model based on the estimated production levels of all participants in the model by corridor. Determination of a producer's share of net revenue, allocation of expenses and payment shall be made by RPMG according to the Corridor Netback Model (the "Corridor Netback Model"). The Corridor Netback Model shall be used in calculating netback payments to Member and other LLC members and non-member participants in the Corridor Netback Model for all Ethanol sold by RPMG on behalf of Member, all other LLC member participants and non-member participants in the Corridor Netback Model (the "Netback Price"). Management of RPMG may make changes to the Corridor Netback Model to reflect changing economic circumstances on a monthly basis. Except as provided below, any changes shall be final and binding on all contracting producers participating in the Corridor Netback Model. In the event of a material loss of budgeted production due to shutdowns or slowdowns of participants in the Corridor Netback Model, management of RPMG may propose to the Corridor Committee alternative costs allocations in the Corridor Netback Model that reflect allocation of costs based on Production (as defined in Section 14 below), rather than actual production.

(c)    Payment of the Advance Rate. Each calendar month, RPMG shall estimate for Member (in good faith) the Netback Price per gallon of all Ethanol that RPMG has committed to sell to its customers through operation of the Corridor Netback Model and the Net Fixed Price per gallon of all Ethanol that RPMG has sold to its customers on a fixed price (the "Advance Rate"). For Ethanol shipped by truck, single manifest railcars, or unit trains (other than Large Facility Unit Trains), RPMG, on a weekly basis, will pay Member on an average net 10-day basis (e.g. payment on Wednesday shall be for Ethanol delivered during the seven-day period ending on the previous Wednesday) an amount equal to the Advance Rate multiplied by the number of Fixed Price Gallons or Indexed Gallons delivered by Member to RPMG for the period. For Ethanol shipped by Large Facility Unit Train, RPMG shall pay Member within two (2) business days from the time that RPMG receives the shipping documentation for the Large Facility Unit Train.

(d)    Reconciliation to the Actual Netback Price or Net Fixed Price. At the end of each calendar month, promptly after the information necessary to calculate the Netback Price becomes available, RPMG will calculate the actual Netback Price for the preceding month under the Corridor Netback Model to reflect the actual selling price for all Indexed Gallons sold during the month and the actual expenses incurred during the period (the "Actual Netback Price") and RPMG will calculate the actual Net Fixed Price. Within ten (10) business days after the end of each month, RPMG shall furnish to Member a reconciliation of the Advance Rate to the Actual Netback Price or Net Fixed Price for the preceding month. If the Advance Rate paid to Member exceeded the applicable Actual Netback Price or Net Fixed Price, Member will refund to RPMG the overpayment within ten (10) days after receipt of the reconciliation. On the other hand, if the Advance Rate paid was less than the applicable Actual Netback Price or Net Fixed Price owed to Member, then RPMG will pay Member the additional amount owed to Member within ten (10) days after the completion of the reconciliation. In lieu of Member directly refunding any amounts to RPMG by separate payment, and RPMG directly refunding any amounts to Member by separate payment, under this Section 7 the parties by mutual agreement may offset or apply such amounts to subsequent payments to be made within RPMG's standard billing and payment cycle.

(e)    ***

(f)    Other Adjustments. For Indexed Gallons, Member shall be charged monthly directly through a reduction in the Netback Price for any demurrage charges incurred by RPMG for railcars and other direct distribution expenses that result from actions taken by Member and that are not reflected in the Corridor Netback Model. For Fixed Price Gallons, Member shall be charged monthly directly through a reduction in payments from RPMG for any demurrage charges incurred by RPMG for railcars and other direct distribution expenses that result from actions taken by Member.

(g)    The Corridor Committee. If Member disagrees with a decision of RPMG management, the Advance Rate, or the Netback Price as generated by the Corridor Netback Model, it may within ten (10) business days after the decision of RPMG management, or the distribution date of the Advance Rate or Netback Price, as applicable, appeal by written notice the decision to the Corridor Committee who shall approve or modify the decision of RPMG management or approve or modify the Advance

*** Confidential material redacted and filed separately with the Commission.

Rate or Netback Price by a majority vote of all the members of the Corridor Committee. The Corridor Committee shall deliver such determination in a written response to Member within ten (10) business days of the written notice of appeal. Any modification in the Advance Rate or Netback Price approved by the Corridor Committee shall be promptly presented to all contracting producers participating in the Corridor Netback Model. The Corridor Committee shall consist of at least one representative from each of the primary corridor markets (as determined based on delivery destination in the Corridor Netback Model) in which there are more than two members in such corridor market and one representative who shall collectively represent all members who are in corridor markets in which there are two or few members. The members of LLC, voting by corridor market group, shall elect Corridor Committee representatives annually, provided that if a Corridor Committee representative is no longer a member of the primary corridor market that he or she was elected to represent he or she shall no longer serve as a Corridor Committee representative and the members of such corridor market shall elect a new Corridor Committee representative.

(h)    Appeal. If Member disagrees with a decision of the Corridor Committee, it may within ten (10) business days after the decision of the Corridor Committee, appeal the decision by written notice to LLC's Board of Governors, which shall approve or modify the decision of the Corridor Committee by a majority vote of all the governors of the Board that represent LLC members participating in the Corridor Netback Model. The decision of the Board of Governors shall be final and binding.

(i)    Audit. Within ninety (90) days following the end of RPMG's fiscal year end, Member shall have the right to inspect the books and records of RPMG for the purpose of auditing calculations of the aggregate netback paid to member participants and non-member participants in the Corridor Netback Model for the preceding year. Member shall give written notice to RPMG of its desire to conduct an audit and RPMG shall provide reasonable access to all financial information necessary to complete such audit and shall allow Member to meet with RPMG's auditors to review such information. The audit shall be completed within forty-five (45) days after the completion of RPMG's annual audit, but no later than one hundred fifty (150) days following the end of RPMG's fiscal year. The cost of the audit shall be the responsibility of Member unless the auditor determines that RPMG underpaid Member by more than *** for the period audited, in which case RPMG shall pay the cost of the audit. If the auditor determines that RPMG underpaid Member, RPMG shall promptly pay such underpayment to Member and if the auditor determines that RPMG overpaid Member, Member shall promptly pay the overpayment to RPMG. The determination of the auditor shall be final and binding on both parties. If Member fails to exercise its right to audit as provided in this Section 7 for any year, it shall be deemed to have waived any claim to dispute the Actual Netback Price paid for such year, unless Member has provided notice to RPMG of a claim to dispute the Actual Netback Price paid for such year.

8.    Marketing Fee. Member shall pay to RPMG a Marketing Fee equal to ***. The Marketing Fee shall be paid on a monthly basis. In lieu of Member directly paying any amounts to RPMG by separate payment, the parties may offset or apply such amounts to subsequent payments to be made within RPMG's standard billing and payment cycle.

9.    Committed Sales. ***, Member has the right to declare, in writing, the volume of its eligible gallons of Ethanol projection to produce and sell during the calendar quarter. If Member does not notify RPMG in writing, the volume of Member's eligible gallons of Ethanol for sale each month in the calendar quarter will be deemed to be an amount equal to Member's last twelve month sales divided by twelve. *** Member acknowledges that from time to time RPMG may enter into forward contracts to sell Ethanol beyond

*** Confidential material redacted and filed separately with the Commission.

the current calendar quarter. Member acknowledges that such commitments are in the best interest of all members and non-member participants. Nothing set forth in this Section 9 shall relieve or modify a Member's obligation to deliver any or all of the Ethanol set forth on a Confirmation for the sale of Fixed Price Gallons.

10.    Ethanol Shortage/Open Market Purchase. If (i) Member fails to deliver any or all of the Ethanol set forth on a Confirmation for the sale of Fixed Price Gallons; (ii)***, RPMG may purchase Ethanol in the marketplace at such reasonable price and in such reasonable quantity as is required to meet its delivery obligations; provided, however, that prior to making such purchases RPMG shall communicate the terms and conditions of such purchases to Member and Member shall have the right to meet such terms and conditions or fulfill its original commitment. If Member is unable or unwilling to deliver the required Ethanol on such terms and conditions, RPMG may complete the purchase. If RPMG does so, and as a result thereof incurs a financial loss, including incidental costs, Member will reimburse RPMG for any such loss or RPMG may elect to set off such financial loss against future payments to Member over a period not to exceed twenty four (24) months. In addition to the foregoing, if Member fails to deliver any or all of the Ethanol set forth on a Confirmation for the sale of Fixed Price Gallons, RPMG shall be entitled to all remedies available at law or in equity, including damages, specific performances and/or attorneys fees and costs, and RPMG shall be under a duty to mitigate damages.

11.    Obligation to Deliver after Termination. Notwithstanding termination of this Agreement under Sections 13(a) through 13(d), Member shall be obligated to deliver to RPMG for marketing by RPMG in accordance with this Agreement, for the *** following termination of this Agreement, all of the Ethanol produced by Member. Notwithstanding termination of this Agreement, Member shall be obligated to deliver to RPMG Ethanol to cover Member's percentage of any committed production of Indexed Gallons as set forth in Sections 9 and 10 during the *** following termination of this Agreement and any fixed price contracts for which a Member has delivered a Commitment.

12.    Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated as provided in Section 13.

13.    Termination. This Agreement may be terminated under the circumstances set out below.

(a)    Termination of Membership. This Agreement shall automatically terminate when Member ceases to be a member of LLC.

(b)    Termination for Intentional Misconduct. If either party engages in intentional misconduct reasonably likely to result in significant adverse consequences to the other party, the party harmed or likely to be harmed by the intentional misconduct may terminate this Agreement immediately, upon written notice to the party engaging in the intentional misconduct.

(c)    Termination for Uncured Breach. If one of the parties breaches the terms of this Agreement, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach. After receiving the written notice, the breaching party will then have thirty (30) days to cure the breach, if the breach does not involve a failure to market and distribute Ethanol as required by this Agreement. If the breach involves a failure to market and distribute Ethanol as required by this Agreement, then the breaching party will have five (5) days after receiving the written notice to cure the breach. If the breaching party does not cure any breach within the applicable cure period, then the non-breaching party will have the right to terminate this Agreement immediately.

*** Confidential material redacted and filed separately with the Commission.

(d)    Member Insolvency, etc. RPMG may terminate this Agreement if Member becomes insolvent, has a receiver appointed over its business or assets and such receiver is not discharged within thirty (30) days, files a petition in bankruptcy or has a petition in bankruptcy filed against it which, in either case, is not dismissed within thirty (30) days, or ceases to produce Ethanol for thirty (30) days or more.

(e)    Termination by Mutual Written Agreement. This Agreement may also be terminated upon any terms and under any conditions which are mutually agreed upon in writing by the parties.

(f)    Termination by Member. Member may terminate this Agreement for any reason upon at least *** advance notice to RPMG.

14.    Effect of Termination. The termination of this Agreement shall constitute a Triggering Event (as defined in LLC's Member Control Agreement) requiring LLC to redeem all of Member's Interest (as defined LLC's Member Control Agreement) in RPMG on the terms set forth in the Member Control Agreement. In addition, upon the conclusion of Member's delivery obligations to RPMG under Section 11, Member shall accept assignment from RPMG of the lease or leases for the number of 28,800 gallon capacity railcars (or such equivalent number of gallons of larger capacity railcars) determined as follows:

***

*** Under all circumstance from and after termination of this Agreement, Member shall hold RPMG harmless for any direct or indirect damage, claim or loss with respect to the assignment or subletting of railcars to Member.

15.    Licenses and Permits; Records. Member at all times shall have and maintain all of the licenses and permits necessary to operate the Facility. Member shall comply with all laws, regulations, rules and requirements of governmental authorities, including but not limited to the Renewable Fuels Standard of RINS reporting. In addition, Member shall establish record keeping and reporting systems compatible with RPMG's load out reporting system, currently ETS and AccuLoad III.

16.    Good and Marketable Title. Member represents that it will have good and marketable title to all of the Ethanol marketed for it by RPMG and that all Ethanol delivered will be free and clear of all liens and encumbrances.

17.    Subordination. In order to satisfy the payment obligations in Section 7 of this Agreement, RPMG may be required to obtain working capital from financing resources. Member agrees and acknowledges that the payment terms in this Agreement are a benefit to Member and agrees that it will subordinate its right to payment hereunder to the rights of any lender providing working capital to RPMG, provided that all members of LLC are required to agree to such subordination. Member shall execute such subordination agreement and other documents as may be necessary to evidence this undertaking.

18.    Independent Contractor. Nothing contained in this Agreement will make RPMG the agent of Member for any purpose whatsoever. RPMG and its employees shall be deemed to be independent contractors with full control over the manner and method of performance of the services they will be providing on behalf of Member under this Agreement.

19.    Samples. Member will take and retain for a minimum of 60 days at least 2 samples of product per day at the point of delivery. At the request of RPMG, Member agrees to provide RPMG with samples of

*** Confidential material redacted and filed separately with the Commission.

its Ethanol produced at the Facility so that it may be tested for product quality on a regular basis.

20.    Insurance. During the entire term of this Agreement, Member will maintain insurance coverage with insurance companies having at least an AM Best Company rating of A -7. At a minimum, Member's insurance coverage must include:

(a)    Commercial general product and public liability insurance, with liability limits of at least $5 million in the aggregate or umbrella insurance with at least $5 million in the aggregate;

(b)    Workers' compensation/employers liability and auto liability insurance to the extent required by law; and

(c)    RPMG, Inc. and Renewable Products Marketing Group, LLC shall be added as an additional insured with primary and non-contributory status under the commercial general product and public liability insurance policy, automobile liability insurance policy and umbrella policy, as applicable. Member also agrees to waive and will require its Commercial General Liability, Automobile Liability, Umbrella Liability and Workers' Compensation insurers to waive all rights of subrogation under such policies as against RPMG, Renewable Products Marketing Group, LLC and their directors, officers, and employees as it relates to this Agreement.

Member will not change its insurance coverage during the term of this Agreement if such change results in a failure to maintain the minimums set out above, and the policies shall provide that they may not be cancelled, nonrenewed or terminated without at least 30 days prior written notice to RPMG.

21.    Indemnification and Hold Harmless - Member. If a third party makes a claim against RPMG or any person or organization related to it as the result of the actions or omissions of Member or any person or organization related to Member including, but not limited to, claims relating to the quality of Ethanol produced by Member or the performance of its obligations under this Agreement, Member shall indemnify RPMG and its related persons and organizations and hold them harmless from any liabilities, damages, costs and/or expenses, including costs of litigation and reasonable attorneys fees which they incur as a result of any such claims.

22.    Indemnification and Hold Harmless - RPMG. The indemnification obligations of the parties under this Agreement will be mutual and RPMG, therefore, makes the same commitment to indemnify Member and its related persons or organizations to the extent any claim is made against Member or its related person arising out of any action or omission of RPMG.

23.    Survival of Terms/Dispute Resolution. All representations, warranties and agreements made in connection with this Agreement will survive the termination of this Agreement. The parties will, therefore, be able to pursue claims related to those representations, warranties and agreements after the termination of this Agreement, unless those claims are barred by the applicable statute of limitations. Similarly, any claims that the parties have against each other that arise out of actions or omissions that take place while this Agreement is in effect will survive the termination of this Agreement. This means that the parties may pursue those claims even after the termination of this Agreement, unless applicable statutes of limitation bar those claims. The parties agree that should a dispute between them arise in connection with this Agreement, the parties will, in good faith, attempt to mediate the dispute prior to the filing of any action in any court. Such mediation session shall occur at a place that is mutually agreeable, and shall be conducted by a mediator to be selected by mutual agreement of the parties.

24.    Choice of Law. This Agreement shall be governed by, interpreted under and enforced in accordance with Minnesota law, without regard to conflicts of law principles.

25.    Assignment. Member may not assign its rights or obligations under this Agreement, whether by way of a sale of all or substantially all of its assets, merger, sale of equity interests, a change of control or as a matter of law, without the prior written consent of RPMG, which consent may be withheld in the sole discretion of RPMG. Member shall be entitled to collaterally assign its rights under this Agreement solely for financing purposes, and RPMG shall agree to such collateral assignment provided that the lender accepts the terms of this Agreement or other mutually agreeable terms.

26.    Entire Agreement. This Agreement constitutes the entire agreement between the parties covering everything agreed upon or understood in the transaction and supersedes any other preexisting agreement between the parties with respect to the same subject matter. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties, except as expressed in this Agreement. No change or addition shall be made to this Agreement except by a written document signed by both parties hereto.

27.    Execution of Counterparts. This Agreement may be executed by the parties on any number of separate counterparts, and by each party on separate counterparts, each of such counterparts being deemed by the parties to be an original instrument; and all of such counterparts, taken together, shall be deemed to constitute one and the same instrument.

28.    Duplicate Counterpart Includes Facsimile. The parties specifically agree and acknowledge that a duplicate hereof shall include, but not be limited to, a counterpart produced by virtue of a facsimile ("fax") machine or a .pdf copy.

29.    Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

30.    Confidential Information. The parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the parties agree to handle that confidential and proprietary information in the manner described in this Section 30.

(a)    Definition of Confidential Information. For purposes of this Agreement, the term "Confidential Information" will mean information related to the business operations of Member or RPMG that meets all of the following criteria:

(i)    The information must not be generally known to the public and must not be a part of the public domain;

(ii)    The information must belong to the party claiming it is confidential and must be in that party's possession;

(iii)    The information must have been protected and safeguarded by the party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other party;

(iv)    Written information must be clearly designated in writing as "Confidential Information" by the party claiming it is confidential before it is disclosed to the other party, except that all information about costs and prices will always be considered Confidential Information under this Agreement without the need for specifically designating it as such;

and

(v)    Verbal Confidential Information which is disclosed to the other party must be summarized in writing, designated in writing as "Confidential Information" and transmitted to the other party within ten (10) days of the verbal disclosure.

(b)    Limitations on the Use of Confidential Information. Each party agrees that it will not use any Confidential Information that it obtains about the other party for any purpose other than to perform its obligations under this Agreement.

(c)    The Duty not to Disclose Confidential Information. The parties agree that they will not disclose any Confidential Information about each other to any person or organization, other than their respective legal counsel and accountants, without first getting written consent to do so from the other party. Notwithstanding the foregoing, if a party or anyone to whom such party transmits Confidential Information in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process, SEC filings or administrative proceedings) in connection with any proceeding, to disclose any Confidential Information, such party will give the disclosing party prompt written notice of such request or requirement so that the disclosing party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the receiving party will cooperate with the disclosing party to obtain such protective order. The fees and costs of obtaining such protective order, including payment of reasonable attorney's fees, shall be paid for by the disclosing party. If such protective order or other remedy is not obtained or the disclosing party waives compliance with the relevant provisions of this Agreement, the receiving party (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the opinion of legal counsel, is legally required to be disclosed, and upon the disclosing party's request, use commercially reasonable efforts to obtain assurances that the confidential treatment will be accorded to such information. This will be the case both while this Agreement is in effect and for a period of five (5) years after it has been terminated.

(d)    The Duty to Notify the Other Party in Cases of Improper Use or Disclosure. Each party agrees to immediately notify the other party if either party becomes aware of any improper use of or any improper disclosure of the Confidential Information of the other party at any time while this Agreement is in effect, and for a period of five (5) years after it has been terminated.

(e)    Protection of the Confidential Information. Each party agrees to develop effective procedures for protecting the Confidential Information that it obtains from the other party, and to implement those procedures with the same degree of care that it uses in protecting its own Confidential Information.

(f)    Return of the Confidential Information. Immediately upon the termination of this Agreement, each party agrees to return to the other party all of the other party's Confidential Information that is in its possession or under its control.

31.    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand or mailed by first class mail postage prepaid, addressed as follows:

TO:    RPMG, Inc.
1157 Valley Park Drive South, Suite 100

Shakopee, MN 55379

With a copy to:

TO:    Member

With a copy to:

[Intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first written above.

RPMG, INC.

By: /s/ Douglas E. Punke
Its: CEO

MEMBER:

Red Trail Energy, LLC

By: /s/ Gerald Bachmeier
Its: CEO